EXHIBIT 10.67*

May 18, 2016

Andre Javes
email: Andre.Javes@toysrus.com

Dear Andre:

I am pleased to offer you the position of President - Toys “R” Us, Asia Pacific. In this capacity, you will be a member of our Global Leadership Team reporting directly to me. The effective date of your new position is June 1, 2016.

You will receive an annual salary of AUD $550,000 to be paid in equal periodic payments in accordance with the Company’s practices for other officers of the Company. You will be eligible to participate in the TRU Team Achievement Dividend Plan (TAD) with a target incentive of 100% of your annual base salary, subject to applicable plan terms and conditions.

As a member of the Global Leadership Team, you will be provided with an Employment Agreement which is included for your review and signature.

Subject to Board approval, you shall receive a special one-time equity award of 150,000 options as soon as is practicable following the effective date of your new position with the Company and which shall be subject to a separate grant agreement.

Andre, I am looking forward to working with you in this new role. I know your experience and leadership will continue to make a major contribution on our road to growth and success.

If you have any questions, please contact me directly at (973) 617-4515, or contact Kara Sabino, VP, Total Rewards, at (973) 617-5293.

Sincerely,

/s/ David A. Brandon

Acknowledged and Agreed:

/s/Andre Javes                             18 May 2016
ANDRE JAVES                        DATE